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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. _________)*



                               FARGO ELECTRONICS
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock Par Value $.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   30744P10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                                     Page 1
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CUSIP NO. 11776O 10 2 13G                                                 PAGE 2

1   NAME OF REPORTING PERSON    S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

       TA/Advent VIII L.P.                                            04-3334380
       Advent Atlantic & Pacific III L.P.                             04-3299318
       TA Executives Fund LLC                                         04-3398534
       TA Investors LLC                                               04-3395404

2   CHECK THE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/

                                                                         (b) / /

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION

       TA/Advent VIII L.P.                                              Delaware
       Advent Atlantic & Pacific III L.P.                               Delaware
       TA Executives Fund LLC                                           Delaware
       TA Investors LLC                                                 Delaware

                  5    SOLE VOTING POWER

    NUMBER OF            TA/Advent VIII L.P.                           2,304,687
                         Advent Atlantic & Pacific III L.P.              727,343
                         TA Executives Fund LLC                           46,875
      SHARES             TA Investors LLC                                 46,093

                  6    SHARED VOTING POWER

   BENEFICIALLY                            N/A

     OWNED BY
                  7    SOLE DISPOSITIVE POWER
       EACH
                         TA/Advent VIII L.P.                           2,304,687
    REPORTING            Advent Atlantic & Pacific III L.P.              727,343
                         TA Executives Fund LLC                           46,875
                         TA Investors LLC                                 46,093

                  8    SHARED DISPOSITIVE POWER

       WITH                                N/A


9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             TA/Advent VIII L.P.                                       2,304,687
             Advent Atlantic & Pacific III L.P.                          727,343
             TA Executives Fund LLC                                       46,875
             TA Investors LLC                                             46,093

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       TA/Advent VIII L.P.                                                19.62%
       Advent Atlantic & Pacific III L.P.                                  6.19%
       TA Executives Fund LLC                                              0.40%
       TA Investors LLC                                                    0.39%

12  TYPE OF REPORTING PERSON

               Each entity is a Limited Partnership


                  SEE INSTRUCTION BEFORE FILLING OUT!
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ATTACHMENT TO FORM 13G                                                    PAGE 3

ITEM 1 (a)  NAME OF ISSUER: Fargo Electronics

ITEM 1 (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            6533 Flying Cloud Drive
            Eden Prairie, MN  55344

ITEM 2 (a)  NAME OF PERSON FILING:
            TA/Advent VIII L.P.
            Advent Atlantic & Pacific III L.P.
            TA Executives Fund LLC
            TA Investors LLC.

ITEM 2 (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:
            c/o TA Associates
            125 High Street, Suite 2500
            Boston, MA  02110

ITEM 2 (c)  CITIZENSHIP: Not Applicable

ITEM 2 (d)  TITLE AND CLASS OF SECURITIES: Common

ITEM 2 (e)  CUSIP NUMBER: 117760 10 2

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A: Not Applicable

ITEM 4      OWNERSHIP
ITEM 4 (a)   AMOUNT BENEFICIALLY OWNED:                             COMMON STOCK
                                                                    ------------
             TA/Advent VIII L.P.                                       2,304,687
             Advent Atlantic & Pacific III L.P.                          727,343
             TA Executives Fund LLC                                       46,875
             TA Investors LLC                                             46,093

ITEM 4 (b)   PERCENT OF CLASS                                         PERCENTAGE
                                                                      ----------
             TA/Advent VIII L.P.                                          19.62%
             Advent Atlantic & Pacific III L.P                             6.19%
             TA Executives Fund LLC                                        0.40%
             TA Investors LLC                                              0.39%

ITEM 4 (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
             (i)    SOLE POWER TO VOTE OR DIRECT THE VOTE:          COMMON STOCK
             TA/Advent VIII L.P.                                       2,304,687
             Advent Atlantic & Pacific III L.P                           727,343
             TA Executives Fund LLC                                       46,875
             TA Investors LLC                                             46,093

             (ii)   SHARED POWER TO VOTE OR DIRECT THE VOTE:            N/A

             (iii) SOLE POWER TO DISPOSE OR DIRECT                  COMMON STOCK
                   THE DISPOSITION:
             TA/Advent VIII L.P.                                       2,304,687
             Advent Atlantic & Pacific III L.P                           727,343
             TA Executives Fund LLC                                       46,875
             TA Investors LLC                                             46,093

             (iv)   SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION    N/A
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                                                                          PAGE 4

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: Not Applicable

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
            Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY THAT ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
            Not Applicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
            This schedule 13G is filed pursuant to Rule 13d-1(c). For the agreement of group members to a joint filing, see below.

ITEM 9      NOTICE OF DISSOLUTION OF GROUP: Not Applicable

ITEM 10     CERTIFICATION: Not Applicable

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                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       2/14/01
                                                -------------------------
                                                         Date

                                                /s/ Thomas P. Alber
                                                -------------------------
                                                       Signature

                                                 Chief Financial Officer
                                                -------------------------
                                                       Name/Title